----------------                              U.S. SECURITIES AND EXCHANGE COMMISSION                   ----------------------------
|F  O  R  M   3|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                       INITIAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0104|
                                                                                                        |Expires: September 30,1998|
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated ave. burden     |
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
(Print or Type Responses)                 Section 30(f) of the Investment Company Act 1940              ----------------------------
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|1.Name and Address of Reporting Person* |2.Date of Event        |4.Issuer Name and Ticker or Trading Symbol                       |
|                                        |  Requiring Statement  | "HTVN"   Hispanic Television Network, Inc.                      |
| Douglas K. Miller                      |  (Month/Day/Year)     |                                                                 |
|----------------------------------------|                       |-----------------------------------------------------------------|
|      (Last)             (First)    (MI)| 12-15-99              |5.Relationship of Reporting Person to  |6.If Amendment, Date of  |
|                                        |                       |  Issuer (Check all Applicable)        |  Original (Mon/Day/Year)|
| 3113 S. University Drive, 6th Floor    |                       |                                       |                         |
|                                        |-----------------------| _XX_   Director        ____ 10% Owner |         /  /            |
|                                        |3.IRS or Soc. Sec. No. |                                       |-------------------------|
|----------------------------------------|  of Reporting Person  |                                       |7.Individual or Joint/   |
|      (Street)                          |  (Voluntary)          |  _XX_   Officer         ____ Other    |  Group Filing           |
|                                        |                       |                                       |  (Check Applicable Line)|
| Fort Worth, Texas 76109                |                       |                                       |XXX Form filed by One    |
|                                        |     omitted           |--(give title below)   --(Specify below|    Reporting Person     |
|                                        |                       |       CFO                             |___ Form filed by More   |
|                                        |                       |                                       |    than Reporting Person|
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)  |     TABLE I - Non-Derivative Securities Beneficially Owned                              |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security (Instr. 4)            |2.Amount of Securities       |3.Ownership   |4.Nature of Indirect Beneficial           |
|                                          |  Beneficially Owned         |  Form:       |  Ownership (Instr. 5)                    |
|                                          |  (Instr. 4)                 |  Direct (D)  |                                          |
|                                          |                             |  or Indirect |                                          |
|                                          |                             |  (I)(Instr.5)|                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
|                                          |                             |              |                                          |
|------------------------------------------|-----------------------------|--------------|------------------------------------------|
| Common Stock, par value $.01             |  1,050,000                  |   D          |                                          |
|                                          |                             |              |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                          |                             |              |                                          |
| Common Stock, par value $.01             | 3,182,178                   |   I          |  Woodcrest Capital, L.L.C.               |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                          |                             |              |                                          |
|                                          |                             |              |                                          |
|----------------------------------------------------------------------------------------------------------------------------------|


Reminder: Report on a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).
                                                                                                                              (Over)
    Potential persons who are to respond to the collection of information contained in this form are not required    SEC 1473 (7-97)
    to respond unless the form displays a currently valid OMB control number.

FORM 3 (continued)          TABLE II - Derivative Securities Beneficially Owned
                                       (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of Derivative     |2.Date Exercisable    |3.Title and Amount of Underlying      |4.Conversion |5.Ownership|6.Nature of    |
|  Security (Instr. 4)     |  and Expiration      |  Derivative Security (Instr. 4)      |  or         |  Form of  |  Indirect     |
|                          |  Date                |                                      |  Exercise   |  Deriv-   |  Beneficial   |
|                          |  (Month/Day/Year)    |                                      |  Price of   |  ative    |  Ownership    |
|                          |----------------------|--------------------------------------|  Derivative |  Security:|  (Instr. 5)   |
|                          |Date       |Expiration|                            |Amount or|  Security   |  Direct   |               |
|                          |Exercisable|Date      |           Title            |Number   |             |  (D) or   |               |
|                          |           |          |                            |of Shares|             |  Indirect |               |
|                          |           |          |                            |         |             |  (I)      |               |
|                          |           |          |                            |         |             |  (Instr.5)|               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|                          |           |          |                            |         |             |           |               |
|--------------------------|-----------|----------|----------------------------|---------|-------------|-----------|---------------|
|  None.                   |           |          |                            |         |             |           |               |
|                          |           |          |                            |         |             |           |               |
|----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses:


Mr. Miller owns 25% of Woodcrest Capital, L.L.C.


**Intentional misstatements or omissions of facts constitute Federal     /s/ Douglas K. Miller                         01/03/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------------------  ----------
                                                                             **Signature of Reporting Person              Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not
required to respond unless the form displays a currently valid OMB Number.                                                  PAGE: 2
                                                                                                                    SEC 1473 (7-97)